SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                               (Amendment No. __)*

                             COINMACH SERVICE CORP.
                                (Name of Issuer)

                      Class A Common Stock, $.01 Par Value
                         (Title of Class of Securities)

                                    19259W107
                                 (CUSIP Number)

                                  May 10, 2005
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)



                              (Page 1 of 13 Pages)

---------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 19259W107                      13G              Page 2 of 12 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              SAB CAPITAL PARTNERS, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                                                Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                    -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                    532,855
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                    -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                    532,855
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                    532,855
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                    2.8%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **            PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 19259W107                      13G              Page 3 of 12 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              SAB CAPITAL PARTNERS II, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                    -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                    10,851
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                    -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                    10,851
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                    10,851
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                    0.1%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                    PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 19259W107                      13G              Page 4 of 12 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              SAB OVERSEAS MASTER FUND, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                          Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                    -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                    671,027
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                    -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                    671,027
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                    671,027
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                    3.5%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                    PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 19259W107                      13G              Page 5 of 12 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              SAB CAPITAL ADVISORS, L.L.C.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                           Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                    -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                    1,214,733
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                    -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                    1,214,733
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                    1,214,733
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                    6.4%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                    OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 19259W107                      13G              Page 6 of 12 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                       SCOTT A BOMMER
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                        United States of America
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                    -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                    1,214,733
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                    -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                    1,214,733
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                    1,214,733
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                    6.4%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                    IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 19259W107                      13G              Page 7 of 12 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is Coinmach Service Corp. (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive office is located at 303 Sunnyside Blvd., Suite 70, Plainview, New York 11803

Item 2(a).    Name of Person Filing:

     This statement is filed by:

              (i) SAB Capital Partners, L.P., a Delaware limited partnership
                  ("SAB"), with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by it;

             (ii) SAB Capital Partners II, L.P., a Delaware limited partnership
                  (together with SAB, the "Domestic Funds"), with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by it;

            (iii) SAB Overseas Master Fund, L.P., a Cayman Islands exempted limited partnership (the "Offshore Fund"), with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by it;

             (iv) SAB Capital Advisors, L.L.C., a Delaware limited liability company (the "General Partner"), which serves as the general partner of each of the Domestic Funds and the Offshore Fund, with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by each of the Domestic Funds and the Offshore Fund;

              (v) Mr. Scott A. Bommer ("Mr. Bommer"), who serves as the managing member of the General Partner with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by the Domestic Funds and the Offshore Fund.

     The Domestic Funds, the Offshore Fund, the General Partner, and Mr. Bommer are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

CUSIP No. 19259W107                      13G              Page 8 of 12 Pages

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the business office of each of the Reporting Persons is 712 Fifth Avenue, 42nd Floor, New York, N.Y. 10019.

Item 2(c).     Citizenship:

     Each of the Domestic Funds and the General Partner, is organized under the laws of the State of Delaware. The Offsshore Fund is an exempted limited partnership organized under the laws of the Cayman Islands. Mr. Bommer is a citizen of the United States of America.

Item 2(d).     Title of Class of Securities:

     Class A Common Stock, $.01 Par Value (the "Common Stock")

Item 2(e).  CUSIP Number:

     19259W107

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ] Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the
                  Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ] Investment Adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to 13d-1(c), check this box:  [x]

CUSIP No. 19259W107                      13G              Page 9 of 12 Pages

Item 4.   Ownership.

     A.   SAB Capital Partners, L.P.
                (a) Amount beneficially owned: 532,855
                (b) Percent of class: 2.8%
                    The percentages used herein and in the rest of this Schedule 13G are calculated based upon the 18,911,532 shares of Common Stock issued and outstanding on February 11, 2005, as reflected in the Company's Form 10-Q for the quarterly period ended December 31, 2004 filed on February 15, 2004.
                (c) Number of shares as to which such person has:
                    (i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 532,855
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the
                         disposition:  532,855

     B.   SAB Capital Partners II, L.P.
                (a) Amount beneficially owned: 10,851
                (b) Percent of class: 0.1%
                (c) Number of shares as to which such person has:
                   (i) Sole power to vote or direct the vote: -0-
                   (ii) Shared power to vote or direct the vote: 10,851
                   (iii) Sole power to dispose or direct the disposition: -0-
                   (iv) Shared power to dispose or direct the
                        disposition:  10,851

     C.   SAB Overseas Master Fund, L.P.
                (a) Amount beneficially owned: 671,027
                (b) Percent of class: 3.5%
                (c) Number of shares as to which such person has:
                    (i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 671,027
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the
                         disposition:  671,027

     D.   SAB Capital Advisors, L.L.C.
                (a) Amount beneficially owned: 1,214,733
                (b) Percent of class: 6.4%
                (c) Number of shares as to which such person has:
                    (i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 1,214,733
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the
                         disposition:   1,214,733

CUSIP No. 19259W107                      13G              Page 10 of 12 Pages

     F. Scott A. Bommer
          (a) Amount beneficially owned: 1,214,733
          (b) Percent of class: 6.4%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 1,214,733
              (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the
                   disposition:  1,214,733

Item 5.     Ownership of Five Percent or Less of a Class.

     Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     See Item 2.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

CUSIP No. 19259W107                      13G              Page 11 of 12 Pages

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                  SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DATED:  May 20, 2005


                                  /s/ Scott A Bommer
                                  -------------------------------------
                                  Scott A Bommer,
                                  individually and as managing member of
                                  (a) SAB Capital Advisors, L.L.C.,
                                  for itself and as the general partner of
                                  (i) SAB Capital Partners, L.P. and
                                  (ii) SAB Capital Partners II, L.P.;and
                                  (iii) SAB Overseas Master Fund, L.P.

CUSIP No. 19259W107                  13G                  Page 12 of 12 Pages

                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT
                            PURSUANT TO RULE 13d-1(k)


     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED:  May 20, 2005


                                  /s/ Scott A Bommer
                                  -------------------------------------
                                  Scott A Bommer,
                                  individually and as managing member of
                                  (a) SAB Capital Advisors, L.L.C.,
                                  for itself and as the general partner of
                                  (i) SAB Capital Partners, L.P. and
                                  (ii) SAB Capital Partners II, L.P.; and
                                  (iii) SAB Overseas Master Fund, L.P.